Exhibit 99.1

[Artisoft Logo]

                     ARTISOFT ADDS TO SENIOR MANAGEMENT TEAM

CAMBRIDGE, MA - FEBRUARY 24, 2003 - Artisoft(R), Inc. (Nasdaq: ASFT), developer of the first software-based phone system, today announced two additions to its Senior Management team. Duncan Perry has been appointed Chief Financial Officer
(CFO) and Azmi Jafarey has been promoted to Vice President of Customer Services and Information Technology (IT). Perry will take responsibility for the company's financial operations and investor relations while Jafarey will continue to direct the company's IT, Technical Support and Training groups.

At Artisoft, Duncan Perry will manage the company's daily financial operations, including treasury, tax and accounting matters, while also building and maintaining relationships with the investor and financial communities. Perry comes to Artisoft with over 15 years of experience in financial management for technology companies. Prior to joining Artisoft, he served as CFO for SupplyWorks, Inc., a software application developer in the supply chain management space. He also held the roles of CFO and CIO at Elron Software, Director of Finance and Director of IT for ON Technology Corporation, and numerous financial management positions at IBM. Perry is a Certified Management Accountant and received Bachelors Degrees in Electrical Engineering and History as well as an MBA from Cornell University. Perry replaces Michael O'Donnell, who has left Artisoft to pursue new opportunities.

As recognition of the technical leadership and strategic vision he has provided to Artisoft since 2000 as Director of IT and Customer Services, Azmi Jafarey has been promoted to Vice President. In his new role, Jafarey will continue to leverage his experience in building high-performance teams that are customer focused and technology savvy. He joined Artisoft after spending 20 years with The Monsanto Company and Solutia Inc, most recently as Manager of Global Technology Computing & Information Services at Solutia, responsible for directing the strategy and implementation of all IT services for the company's research and development organization. Jafarey earned a Masters Degree in Engineering from the University of Massachusetts.

"These talented executives will be instrumental in helping Artisoft maintain its growth momentum in the exciting open systems communications market," said Steve Manson, President and CEO of Artisoft. "Their expertise will enable us to strengthen our operational efficiencies, improve relationships with the financial community, and expand the support and training we provide to our solution providers."

ABOUT ARTISOFT

Artisoft, Inc. is a leading developer of open, standards-based telephone systems that bring together voice and data for more powerful and productive communications. Artisoft's TeleVantage delivers greater functionality, flexibility, and value than proprietary PBXs to a variety of customers, from small offices to large enterprise organizations with sophisticated call centers. Artisoft's innovative software products have consistently garnered industry recognition, winning more than 30 awards for technical excellence. The company distributes its products and services worldwide through a dedicated and growing channel of authorized resellers. For more information, please call 800-914-9985 or visit our website at http://www.artisoft.com.

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FOR MORE INFORMATION, CONTACT:
Mary Ellen Quinn
Artisoft, Inc.
617-354-0600 x342
mquinn@artisoft.com